Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Mimecast Limited for the registration of ordinary shares, preferred shares, debt securities, warrants and units, and to the incorporation by reference therein of our report dated May 25, 2016, with respect to the consolidated financial statements of Mimecast Limited, included in its Annual Report (Form 20-F) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 20, 2017